[For Individuals w/o COC Agreement]

Exhibit 10.2

LONGS DRUG STORES CORPORATION

1995 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Longs Drug Stores Corporation (the “Company”) desiring to provide you, <<Name>>, with a proprietary interest in the success of the Company and its subsidiaries, and an incentive to continue to perform services with the Company or a Subsidiary thereof, hereby grants, as of <<Date>>, and you hereby accept, subject to all the terms and conditions of this Agreement, <<Shares>> restricted shares of the Common Shares of the Company (the “Award”). This Award is subject to the Longs Drug Stores Corporation 1995 Long-Term Incentive Plan, which is incorporated herein by this reference, and the following terms and conditions:

A. Retention and Delivery of Share Certificates

1. The shares subject to this Award shall be retained by the Company, or a party selected by the Company, while they remain subject to any restrictions. These shares will become available to you in installments over a four (4) year period from the date of this Award (the “Restriction Period”) provided you continue to render Service during the Restriction Period and subject to satisfaction of the Performance Goals (if any) established by the Committee for this Award. For this Award, the time-based restrictions will lapse in installments, and the shares will become available to you, as follows:

Completed Years of Vesting From Date of Award	Percentage of Total Shares for which Restrictions Lapse
Less than 1	0%
1, but less than 2	25%
2, but less than 3	50%
3, but less than 4	75%
4 or more	100%

For purposes of this Paragraph A.1, a “Completed Year of Vesting” shall mean 365 days of active Service as may be modified by Paragraph D.4.

2. You shall not be entitled to the delivery of any certificate representing shares subject to this Award unless and until all restrictions with respect to the shares have lapsed and any other applicable terms and conditions of the Award (with respect to such shares) have been satisfied. The release of any vested restricted stock to you shall be effected within ninety (90) days following the applicable date(s) of vesting of shares pursuant to this Agreement.

3. Generally, you will realize taxable income each time restrictions lapse on shares. You must make arrangements to satisfy such tax obligations acceptable to the Company or the shares will be forfeited.

4. You have the right to make an election to be taxed on the Award in the year the Award is made (under Section 83(b) of the Code). If you choose to make this election, you must provide the Company with a copy of the election filed with the Internal Revenue Service within thirty (30) days from the date of grant of this Award. You must make arrangements to satisfy applicable tax obligations acceptable to the Company or the shares will be forfeited.

B. Dividends

1. You shall not be entitled to the payment of dividends on the shares subject to this Award until all restrictions have lapsed with respect to such shares and any other applicable terms and conditions of the Award (with respect to such shares) have been satisfied. No dividends shall be paid on any shares which have been forfeited.

2. During the Restriction Period, prior to the lapse of restrictions on shares, dividends on the shares subject to this Award, including cash dividends on stock dividends, will be paid into an interest bearing account. On the lapse of restrictions on each installment during the Restriction Period, all accumulated dividends together with interest thereon, which are attributable to the shares for which the restrictions have lapsed shall be paid to you. Payment of any accumulated dividends and interest on the shares subject to this Award is conditioned upon your timely payment of all state, local, federal, or other taxes which the Company shall deem necessary or appropriate to withhold.

3. In the event a stock dividend is declared upon the shares subject to this Award, or in the event of a stock split, the number of shares then subject to this Award shall be adjusted proportionately. The shares provided by such stock dividend or stock split shall be subject to the Restriction Period as if they were part of the original Award.

C. Shareholder Rights

Except as provided herein, you shall have all rights of shareholders of the class of shares subject to this Award during the Restriction Period.

D. Proration and Forfeiture of Shares

1. If your Termination occurs during the Restriction Period by reason of Normal Retirement, death or “disability” (as defined in the Plan), then the restrictions will lapse on a portion of additional shares subject to the Award, including all accumulated dividends and interest thereon, as follows. In such event, the restrictions will lapse on a number shares equal to the difference between (a) the number of shares subject to the Award times a fraction where the numerator of the fraction is the total number of days from the date of this Award until the date of such termination, and the denominator of the fraction is the total number of days from the date of this Award until the last day of the Restriction Period, and (b) the number of shares (if any) with respect to which the restrictions have lapsed pursuant to Paragaph A.1. Notwithstanding the previous sentence, in no event shall restrictions on more than the total number of shares subject to the Award lapse.

The portion of the Award vesting pursuant to this section will be distributed to you or, in the case of death, to your beneficiary as soon as practicable after the Termination and the satisfaction of any applicable tax withholding. The portion of the Award, and any accumulated dividends and interest thereon, which did not vest shall be forfeited upon Termination.

2. If your Termination occurs during the Restriction Period by voluntary resignation (other than Normal Retirement) or discharge by the Company or any Subsidiary (other than for “disability”), the portion of the Award still subject to restrictions, together with all accumulated dividends and interest thereon, shall be forfeited.

3. Notwithstanding the foregoing, in the event of (i) your Termination other than for Cause by the Company or any Subsidiary (and other than by reason of death) within two years after the date of a Change in Corporate Control, (ii) your voluntary Termination during the period commencing on the date of a Change in Corporate Control and ending on the date One Hundred and Eighty (180) days after the date of a Change in Corporate Control, provided such Termination was preceded by a material and detrimental alteration of your position, responsibilities, compensation or benefits from those in effect immediately prior to the Change in Corporate Control, or (iii) your voluntary Termination during the period commencing on the date One Hundred and Eighty (180) days after the date of a Change in Corporate Control and ending on the date two years after the date of a Change in Corporate Control, then the time-based restrictions applicable to the shares subject to this Award immediately shall lapse as of the date of your Termination; provided, however, that the accelerated vesting (together with any other payments and benefits you are entitled to in connection with the Change in Corporate Control) does not cause you to receive an excess parachute payment which would subject you to an excise tax under Section 4999 of the Internal Revenue Code or any successor provision thereto. In the event the acceleration of the vesting of the shares subject to this Award would subject you to an excise tax under Section 4999 of the Internal Revenue Code or any successor provision thereto, then the number of shares which receive accelerated vesting and/or any other payments or benefits that contribute to the imposition of the excise tax shall be reduced to the extent necessary to avoid the imposition of such excise tax. You may elect which payments, benefits or reduction of the shares acceleration shall be reduced so that there is no imposition of excise tax.

4. A leave of absence approved in writing by the Company or a Subsidiary during the Restriction Period shall not constitute a Termination, provided you return to Service at the end of the leave of absence. Nevertheless, for purposes of determining your Completed Years of Vesting From Date of Award for calculating the percentage of total shares for which the restrictions lapse in accordance with Paragraph A.1 above, no service will be credited toward a Completed Year of Vesting while you are on an unpaid leave of absence unless (a) the Company is required by law to give credit for such period of time or (b) the crediting of service under the Plan during such leave of absence is approved by the written consent of the President or Senior Vice President, Human Resources of the Company. For purposes of this Paragraph D.4, a “Completed Year of Vesting” shall mean 365 days of active Service.

E. Miscellaneous

1. Nothing in this Award or Agreement shall confer any right to or guarantee of continued Service with the Company or any Subsidiary, or in any way limit the right of the Company or any Subsidiary thereof to terminate your Service any time, with or without Cause.

2. You may not sell, assign, transfer, pledge, exchange, hypothecate, or otherwise dispose of any or all of the shares subject to this Award or the associated dividends or interest thereon until such shares have been released to you. Any such transfer or disposal shall result in the forfeiture of the Award together with accumulated dividends and interest thereon.

3. You shall file with the Company a beneficiary designation with respect to any distributions to be made in the event of your death. In the event no such designation is on file, or if said beneficiary or beneficiaries do not survive you, or if the Committee is in doubt as to the appropriate beneficiary, the Committee may deliver the shares (together with any accumulated dividends and interest thereon) to the legal representative of your estate and, thereby, be relieved of all liability with respect to distributions payable on account of your death.

4. This Agreement shall be governed in accordance with the laws of the State of California, without regard to the choice of law rules thereof.

5. The headings of this Agreement are for convenience only and are to be ignored if inconsistent with the text.

6. This Agreement shall be binding on any successor of the Company.

7. The Company and Committee shall retain all rights and authority under the 1995 Long-Term Incentive Plan with respect to this Award and all definitions and terms used in this Agreement are qualified in their entirety by reference to said Plan. The Committee’s interpretation of the Plan or this Award and all decisions and determinations by the Committee with respect to the Plan or this Award shall be final, binding and conclusive on all parties.

8. Any notice hereunder to the Company shall be addressed to it at its offices, 141 North Civic Drive, Walnut Creek, CA 94596, Attn: Corporate Secretary and any notice hereunder to you shall be addressed to you at the address indicated in the Company or Subsidiary’s personnel records, subject to the right of either party at any time hereafter to designate in writing some other address.

9. This Agreement and the Plan contain the entire understanding and agreement between the parties relating to the Award, except as otherwise referred to herein, and supersedes any prior agreement between the parties, whether written or oral, regarding the Award. Neither this Agreement nor any provision hereof may be waived, discharged or terminated, except by an agreement in writing signed by the party against whom enforcement of any such waiver, discharge or termination is sought. Without your written agreement, this Agreement may not be modified, changed or amended to your detriment. To the extent that any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any manner be affected or impaired thereby. Terms not defined herein shall have the meaning specified in the Plan.

[For Individuals w/o COC Agreement]

LONGS DRUG STORES CORPORATION

By:
President and CEO

By:
Secretary

HOLDER

By: